Exhibit 10.18

MANAGEMENT INCENTIVE PLAN

OF

OGLEBAY NORTON COMPANY

ARTICLE 1

PURPOSE AND DEFINITIONS

1.1	Purpose. The purpose of this Management Incentive Plan is to retain key employees of Oglebay Norton Company and its subsidiaries by providing them with incentives for continued service.

1.2	Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

“Annual Base Salary” shall mean the Participant’s gross annual base salary at the higher of the rate in effect immediately before payment is to be made under the terms of this Plan or the rate in effect on the Effective Date.

“Board” shall mean the Board of Directors of the Company as constituted at any time.

“Cause” shall mean, with respect to a Participant, the following: (i) if the Participant has an employment agreement in effect with an Employer which contains a definition of cause, then the definition of the term “Cause” for purposes of the Plan shall be as defined in such employment agreement, or (ii) if the Participant does not have an employment agreement in effect with an Employer which contains a definition of cause, then “Cause” for purposes of this Plan shall mean (A) the Participant’s failure to properly perform the Participant’s duties for the Employer (except due to physical or mental impairment); (B) the Participant’s material violation of Employer policies as communicated to the Participant; (C) the Participant’s conviction of, or plea of nolo contendere to a felony under the laws of the United States or any state or political subdivision thereof; or (D) the commission of any other act by the Participant which brings an Employer into substantial public disgrace or disrepute. Notwithstanding the foregoing, “Cause” shall not be deemed to exist under clause (ii)(A), (ii)(B) or (ii)(D) unless the Committee provides the Participant with specific written notice of the facts relating to such event and the Participant does not cure such conduct within ten (10) business days after the receipt of such notice.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall have the meaning specified in Section 5.1.

“Company” shall mean Oglebay Norton Company.

“Disabled” shall have the same meaning as under the Company’s long-term disability plan, as in effect from time to time.

“Discretionary Bonus Pool” shall have he meaning set forth in Section 2.3.

“Effective Date” shall mean the effective date of the joint plan of reorganization of the Company and the other debtors named therein, including all amendments and modifications thereto (the “Plan of Reorganization”), as confirmed by the United States Bankruptcy Court for the District of Delaware, in the matter of In re ONCO Investment Company, a Delaware corporation, et al., Case No. 04-10558 (JBR).

“Employer” shall mean the Company and/or the Subsidiaries, as applicable.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Participant” shall mean any employee of an Employer who is entitled to participate in the Plan in accordance with Section 2.1, Section 2.3 or Section 3.1.

“Plan” shall mean this Oglebay Norton Company Management Incentive Plan.

“Retention Bonus” shall mean the amount payable as determined pursuant to Section 2.1.

“Subsidiary” shall mean any corporation or limited liability company, 50% or more of whose stock or membership interests having general voting power is owned by the Company, or by another Subsidiary as herein defined, of the Company or any limited partnership of which the Company or another Subsidiary is the sole general partner.

“Supplemental Severance Pay” shall mean the amount payable as determined pursuant to Section 3.1.

ARTICLE 2

RETENTION BONUS; DISCRETIONARY BONUS POOL

2.1	Retention Bonus. Each Participant listed on Schedule A hereto shall be eligible to receive a retention bonus in an amount equal to the Participant’s Annual Base Salary multiplied by the retention bonus percentage set forth opposite such Participant’s name (the “Retention Bonus”); provided, however, that with respect to each Participant who holds one of the titles listed on Schedule B hereto, the amount of such Participant’s Retention Bonus shall be reduced by 5% for each completed calendar month by which the Effective Date is delayed beyond January 15, 2005.

2.2	Payment of Retention Bonus.

(a)

The Employer that employs the Participant at the time of payment shall pay the Retention Bonus in installments to each Participant as follows: (i) one-half of the Retention Bonus on the Effective Date and (ii) one-half of the Retention Bonus on the 90th day following the Effective Date; provided that the Participant must be actively employed with the Employers and in good standing with respect to all employment policies of the Employers on the date the applicable payment becomes due. Except as described in Subsection (b) below, in the event that the Participant terminates employment with the Employers or the Employers terminate the Participant’s employment for Cause prior to the date on which the applicable payment is due, then such payment shall be forfeited and the Participant shall not be eligible to receive such payment.

(b)	Notwithstanding the foregoing, in the event that an Employer terminates the employment of a Participant without Cause or a Participant dies or becomes Disabled before receiving his entire Retention Bonus, such Participant (or his estate in the event of his death) shall continue to be entitled to receive any unpaid installments of the Retention Bonus from the former Employer on the same date and in the same manner as if such Participant had remained actively employed with the Employers.

2.3	Discretionary Bonus Pool. A discretionary bonus pool of $250,000 (the “Discretionary Bonus Pool”) may be allocated after the Effective Date to one or more salaried, non-union employees of the Employers who are not listed on Schedule A, who were employed on February 23, 2004 and who are designated by the Committee, upon recommendations from the management team of the Company, as Participants for the purpose of participation in the Discretionary Bonus Pool. The bonus due to each such Participant designated pursuant to this Section 2.3 and the terms and conditions thereof shall be determined by the Committee; upon recommendations from the management team of the Company, provided, however, that not more than $10,000 shall be allocated to any one such Participant. In the event a Participant forfeits any portion of the benefit payable pursuant to this Section 2.3, the amount of such benefit shall be restored to the Discretionary Bonus Pool and shall again be available for allocation pursuant to this Section 2.3.

2.4	Time and Method of Payment. Amounts payable pursuant to this Article 2 shall be paid in a lump sum as soon as practicable, but no later than five business days, after the applicable payment becomes due.

ARTICLE 3

SUPPLEMENTAL SEVERANCE PAY

3.1

Supplemental Severance Pay. Each Participant listed on Schedule A hereto shall be eligible to receive Supplemental Severance Pay in an amount equal to the Participant’s Annual Base Salary multiplied by the severance pay percentage set forth opposite such Participant’s name, in the event that the Participant’s employment is terminated by the Employers without Cause within 12 months following the Effective Date; provided, however, that the amount of a Participant’s Supplemental Severance Pay shall be reduced by 1/12th of the Participant’s Annual Base Salary multiplied by the severance pay percentage set forth opposite such Participant’s name on Schedule A hereto and multiplied by each completed calendar month of employment with the Employers after the Effective Date (but not exceeding six months).

3.2	Payment of Supplemental Severance Pay. As a condition to receiving any Supplemental Severance Pay pursuant to Section 3.1, the Participant shall be required to enter into a release of claims agreement in a form satisfactory to the Company. The Supplemental Severance Pay shall be paid in a lump sum on or as soon as practicable after the date on which the release executed by the Participant becomes irrevocable.

ARTICLE 4

CLAIMS

4.1	Claims Procedure. The Committee shall determine the rights of any employee or former employee of the Company or a Subsidiary to benefits hereunder. Any employee or former employee of the Company or a Subsidiary who believes that he is entitled to receive a benefit under the Plan, other than that initially determined by the Committee, may file a claim in writing with the Committee. Unless such claim is allowed in full, the Committee shall (within 90 days after such claim was filed, plus an additional 90 days if the Committee determines that special circumstances require an extension of time for processing the claim and if written notice of the additional 90-day extension of time indicating the specific circumstances requiring the extension and the date by which a decision shall be rendered is given to the claimant within the first 90-day period) cause written notice to be mailed to the claimant of the total or partial denial of such claim.

Such notice shall be written in a manner calculated to be understood by the claimant and shall: (i) state the specific reason(s) for the adverse benefit determination; (ii) make reference(s) to the specific provisions of the Plan on which the determination was based; (iii) contain a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) contain a description of the claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Within 60 days after the claimant’s receipt of a notice of the denial of his claim, the claimant or his duly authorized representative may appeal such denial by filing with the Committee a written request for a review of his claim. If such an appeal is so filed within 60 days, the Committee, or a person designated by the Committee, shall conduct a full and fair review of such claim. During such full and fair review, the claimant shall be provided with the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and reasonable access to and copies of, upon request and free of charge, all documents, records, and other information relevant to the claimant’s claim for benefits. In addition, such full and fair review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The decision of the Committee or its designee shall be made in a writing delivered to the claimant who filed such an appeal, within a reasonable time, but in no event later than 60 days after receipt of the request for review unless special circumstances require an extension of time for processing. If the Committee or its designee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant who filed the appeal setting forth the special circumstances requiring an extension of time and the date by which the Committee or its designee expects to render a decision on review, and shall be furnished prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period.

If required by ERISA, the decision on review shall be made by a person designated by the Committee but who is not a member of the Committee and who shall not afford deference to the initial adverse determination.

In the case of a denial of the claim on review, the notice of the determination shall: (i) be written in a manner calculated to be understood by the claimant; (ii) state the specific reason(s) for the decision; (iii) make reference(s) to the specific provision(s) of the Plan on which the determination was based; (iv) contain a statement that the claimant is entitled to receive, upon request, and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (v) contain a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA. To the extent permitted by applicable law, the determination on review shall be final and binding on all interested persons.

4.2	Agent for Service of Legal Process. Service of legal process upon the Plan shall be made upon any member of the Committee. If service by mail is permitted, the address to be used for the Committee is care of the Company, at the address set forth in Section 5.2.

ARTICLE 5

ADMINISTRATION

5.1	Committee. The Plan shall be administered by the Board, or by a Committee of the Board designated to administer the Plan. During any period of time in which the Plan is administered by the Board, all references in the Plan to the Committee shall be deemed to refer to the Board.

5.2	Plan Sponsor and Plan Administrator. The Company is the sponsor of the Plan and shall administer the Plan through the Committee. The address of the Company is: North Point Tower, 1001 Lakeside Avenue, Cleveland, Ohio 44114.

5.3	Powers. The Committee shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have authority, in its reasonable judgment, to:

(a)	provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

(b)	construe the Plan in good faith to the fullest extent permitted by law;

(c)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its reasonable discretion to carry the same into effect; and

(d)	make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to the existence of Cause.

5.4	Binding Authority. The decisions of the Committee shall be final and conclusive for all purposes of the Plan.

5.5	Information. Each Employer shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

ARTICLE 6

GENERAL PROVISIONS

6.1	Unfunded Benefits/Liability for Payment. All benefits payable under the Plan shall be paid out of the general assets of the Employer that employed the Participant at the time such benefit became payable (or, if applicable, the Employer that employed the Participant at the time of his termination without Cause or his death or disability). No Employer shall be liable for the benefit obligations of any other Employer hereunder. Any person who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall have solely the status of a general unsecured creditor of the Employer (or former Employer, if applicable) of the Participant and the Plan constitutes a mere promise by each such Employer to make benefit payments in the future. Nothing herein contained shall be construed to give to or vest in any person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract or other property of any kind whatsoever owned by any Employer or in which any Employer may have any right, title or interest now or at any time in the future. It is the intention of the Employers and the Participants that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

6.2	Withholding. Payments under the Plan are subject to such federal, state and local income tax withholding and all other federal, state and local taxes (including but not limited to Social Security) as are applicable. The applicable Employer shall withhold from any payments it makes under the Plan, all applicable federal, state and local withholding taxes.

6.3	Payment Restriction. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that any amount payable, when added to any other compensation received or to be received by the Participant in the same calendar year, would not be deductible by an Employer by reason of Section 162(m) of the Code. The amount to be deferred will equal the amount that otherwise would not be deductible by the Employer by reason of Section 162(m) of the Code, but in no event greater than the total amount otherwise payable hereunder. The deferred amount shall become payable on December 31 of the first succeeding calendar year in which such amount, when added to all other compensation received or to be received by the Participant in such calendar year, would not be non-deductible by the Employer by reason of Section 162(m) of the Code. The Committee, in its sole and absolute discretion, shall have the authority to waive this payment restriction (in whole or in part) upon the written request of the Participant.

6.4	Cumulative Benefits. The benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other benefits provided to such Participant under any other benefit plan maintained, sponsored or provided by an Employer, or any agreement between such Participant and an Employer.

6.5	Amendment or Termination. The Plan may not be amended in any way to reduce the benefits payable hereunder to a Participant or otherwise impair his ability to receive any amount due hereunder, without the prior written consent of the Participant. Notwithstanding the foregoing, the Plan shall terminate when all obligations to Participants have been satisfied in full.

6.6	Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

6.7	No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company or any Subsidiary.

6.8	Transferability of Rights. A Participant’s rights to any benefit under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the benefits not yet received by the Participant.

6.9	Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Ohio, except to the extent that such laws are preempted by the federal laws of the United States of America. In furtherance of, but without limiting the foregoing, benefits hereunder shall comply with, and be administered in compliance with, the requirements of Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004, to the extent applicable. The venue for all actions or proceedings brought by the Company or any Participant arising out of or relating to the Plan shall be in the state or federal courts, as the case may be, located in Cleveland, Ohio. The Company and the Participants hereby irrevocably waive any objection which they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to the Plan brought in any such courts and any objection on the ground that any such action or proceeding in any such courts has been brought in an inconvenient forum.

6.10	Gender Neutrality. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

6.11	Effective Date. The Plan shall be effective as of the Effective Date.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer as of the Effective Date.

OGLEBAY NORTON COMPANY

By:	/s/ Michael D. Lundin
Name:	Michael D. Lundin
Title:	President and Chief Executive Officer

Schedule A

Participant Name	Retention Bonus Percentage	Severance Pay Percentage
Julie Boland	75%	100%

Sylvie Bon	75%	100%

Michael Lundin	75%	100%

Michael Minkel	75%	100%

Rochelle Walk	75%	100%

Ian Chapman	45%	100%

Joseph Ferrell	45%	100%

Dale Miller	45%	100%

Michael Siragusa	45%	100%

Michael Skinner	45%	100%

William Vest	45%	100%

Timothy Adkins	45%	100%

Hunter Allen	45%	100%

Steve Bell	45%	100%

Chris Cummins	45%	100%

Ron Jordan	45%	100%

Bruce McBrian	45%	100%

Mike Miclette	45%	100%

Carl Naso	45%	100%

Trina Rauscher-Cooper	45%	100%

Kent Rhude	45%	100%

Dan Rose	45%	100%

Charles Walker	45%	100%

Tom Giordani	20%	50%

Schedule A

Participant Name	Retention Bonus Percentage	Severance Pay Percentage
Jeff Himes	20%	50%

Lisa Holmberg	20%	50%

William Horvath	20%	50%

Kent Justice	20%	50%

Vic Kastner	20%	50%

William Krats	20%	50%

Lynn Lawson	20%	50%

Fred Licon	20%	50%

Michelle Raymond	20%	50%

Chuck Richards	20%	50%

Spencer Stinson	20%	50%

Mike Tonelis	20%	50%

William Woofter	20%	50%

Gary Bly	20%	50%

George Dutcher	20%	50%

Mark Georgiana	20%	50%

Scott Kremm	20%	50%

Darrel Law	20%	50%

John Nordin	20%	50%

Ken Przybyla	20%	50%

Schedule B

Participants Subject to 5% Per Month Reduction of Retention Bonus

1.	Vice President , CFO & Treasurer

2.	Vice President Administration & CIO

3.	President & CEO

4.	Vice President Marketing & Business Development

5.	Vice President, General Counsel & Secretary